Exhibit 10.6
MASTER SERVICE AGREEMENT
          THIS MASTER SERVICE AGREEMENT (“Agreement”) is made and effective as of July 7, 2006 (the “Effective Date”), by and between focus•ed, LLC, and Rx Development Resources LLC, (“Vendor”). Focus•ed, LLC and Vendor are each hereafter referred to individually as a “Party” and together as the “Parties.”
          In consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree as follows:
1.	Services

1.1	Vendor shall provide goods and/or services under this Agreement on a project basis. The specific goods and/or services for any given project or projects shall be set forth on one or more Project Contracts (“Contract”) to collectively form the “Services” that Vendor shall provide to focus•ed under this Agreement. Each Contract shall contain a detailed description of the goods and/or services that Vendor will provide and the associated compensation, as well as other relevant project details. Each Contract shall be dated and titled, shall be executed by authorized representatives of both Parties, and shall be attached hereto and incorporated into this Agreement. Notwithstanding the foregoing, the Parties may agree to modify the terms and conditions of this Agreement with respect to a given Contract by setting forth such modifications in such Contract under a section entitled “Modifications to Agreement Terms and Conditions.”

2.	Compensation

2.1.	Payment for Services: In full consideration for Vendor’s performance of the Services, subject to the other terms of this Agreement, focus•ed will pay Vendor for Services at a blended rate of $ 150 per hour of work. Services rendered may include, but are not limited to, the following:
Project Management
Medical Writing
Graphic Design
Logistical Management
A modification of this rate is allowed, but must be on case by case basis, and must be specified and agreed to in a corresponding Contract.

2.2.	Reimbursable Expenses: In addition to Vendor’s compensation, Vendor shall be entitled to monthly reimbursements for travel related expenses reasonably and properly incurred by Vendor in connection with Vendor’s performance of the Services (“Reimbursable Expenses”). Reimbursable Expenses may not include any increase, mark up, burden or uplift and must be billed to focus•ed at Vendor’s actual cost.

3.	Confidentiality

3.1	Obligations: Vendor agrees not to publish or disclose to others directly or indirectly, other than with the prior written consent of focus•ed any information, data received or obtained from focus•ed.

Vendor agrees to maintain in absolute confidence all information, shared by focus•ed, and scientific information not in the public domain until such information reaches the public domain, other than as a result of any action by consultant.

This obligation shall continue for seven (7) years from the date of expiration or termination of this agreement but shall not apply to information already known by Vendor.

Focus•ed agrees to maintain in confidence the nature and details of consultant’s agreement with them.

Vendor, on termination of this agreement, agrees to return to focus•ed any written, printed or computer generated material related to any interaction between Vendor and focus•ed or any such information supplied under the terms of this agreement as specifically requested by focus•ed at the time.

4.	Representations and Warranties

4.1.	Vendor represents and warrants to focus•ed that the Services, and its performance thereof (including, but not limited to, any performance by any Vendor subcontractor), will comply with all applicable federal, state and local laws, requirements and regulations including, but not limited to, the PhRMA Code on Interactions with Healthcare Professionals, HIPAA, federal and state anti-kickback statutes and applicable FDA promotional regulations.

4.2.	Vendor represents and warrants to focus•ed that the Services shall be performed and completed in a good and workmanlike manner. Vendor agrees to promptly reperform any Services not in material compliance with this warranty after receiving notice from focus•ed of such non-compliance.

4.3.	Vendor represents and warrants to focus•ed that Vendor, and Vendor’s employees and/or subcontractors assigned to perform the Services, has the requisite expertise and all rights, licenses, permits and consents necessary to perform the Services hereunder and that Vendor and Vendor’s employees and/or subcontractors are fully qualified and equipped to perform Services.

5.	Term and Termination

5.1.	Term: This Agreement shall commence on the Effective Date and terminate on April 5, 2008. This Agreement may be extended or renewed upon the written agreement of the Parties before the termination of the initial or then current contract period.
5.2.	Termination by Vendor: Vendor may terminate this Agreement for any reason upon thirty (30) days prior written notice to focus•ed; provided, however, Vendor shall not terminate this Agreement until it has completed the performance of all Services on all Contracts unless either (i) such termination is otherwise agreed to in writing by focus•ed, or (ii) focus•ed has not cured a material breach of this Agreement within thirty (30) days’ of receiving written notice of breach.
5.3.	Termination by Focus•ed: Focus•ed may terminate a given Contract or this Agreement at any time for any reason or no reason at all within thirty (30) days prior written notice to Vendor. focus•ed, may terminate a given Contract or this Agreement immediately if, in focus•ed’s sole opinion, (i) Vendor is unable to perform the Services, no matter what the reason, (ii) Vendor has materially breached this Agreement and failed to cure the breach within thirty 30 days of receiving notice of such breach, (iii) the performance of this Agreement by either Party would be in violation of any federal, state or local laws, requirements or regulations, or (iv) Vendor makes a general assignment for the benefit of its creditors, or a petition in bankruptcy is filed by or against Vendor, or a receiver shall be appointed on account of Vendor’s insolvency.
6.4.	Compensation upon Termination: Upon any termination of a given Contract or this Agreement, focus•ed’s obligations to Vendor shall be to pay Vendor for Services rendered prior to the effective date of termination of such Contract or this Agreement in accordance with Section 2 above. Upon any termination of this Agreement, unless otherwise instructed in writing by focus•ed, Vendor’s obligations to focus•ed shall be to continue to provide the Services to focus•ed until the effective date of such termination, to wind down and terminate the Services in an efficient and cost-effective manner, to cooperate with focus•ed in the transition to new service provider(s) designated by focus•ed, and, in connection with any termination or expiration of this Agreement, to return to focus•ed all copies of all materials, data, work product, reports and all other property of focus•ed under this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date by their respective duly authorized officers.

FOCUS•ED, INC.		RX DEVELOPMENT RESOURCES LLC

By:	/s/ Philippe Boulangeat	By:	/s/ Barry Butler

Name:	Philippe Boulangeat	Name:	Barry Butler

Title:	Managing Member	Title:	Managing Member

Date:	7/7/2006	Date:	7/7/06

MASTER SERVICE AGREEMENT ADDENDUM —
Project Contract #1

Vendor: RxDR
Project Name: Aging Retina, continuing education journal supplement series
Project Description:
A one-year series of four 12-16 page supplements titled The Aging Retina would be published and mailed to Insight readers (ASORN members and non-members) beginning as early as possible in 2006.
Scope of Work:
General:
•	Develop timeline and budget for entire process

•	Create status reports and submit to all parties on a regular basis, at least quarterly

•	Handle all payments and financial paperwork (includes receipt of entire grant and division of monies accordingly)

•	Provide all required documentation for the continuing education credit process as requested
Logistics:
•	Assemble the recommended steering committee of appropriate healthcare professionals to consult on content for supplements

•	Provide liaison with ASORN and design, printing, and mailing facilities
Content Development:
•	Conduct a needs assessment for content development with ASORN’s assistance

•	Develop and write content with ASORN oversight; edit content with input from the nurse planner (RN who must have a nursing degree); and oversight of the entire process by the ASORN Provider Unit Chair or her designee

•	Design, layout, and print supplements

•	Recommend and, upon approval of ASORN, contract guest authors/columnists
Project Estimate:

Medical writing	125 hours
Project Management	75 hours
Total Estimate	200 hours at $150 = $30,000
Approval:
Agreed to by

focus•ed, LLC	Rx Development Resources

Philippe Boulangeat Name	Barry Butler Name

/s/ Philippe Boulangeat Signature	/s/ Barry Butler Signature

7/7/2006 Date	7/7/06 Date